Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AEye, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	Other (2)	4,892,973 (3)	$0.38	$1,859,329.74	0.00011020	$204.90

Equity	Common stock, par value $0.0001 per share	Other (2)	1,630,991 (4)	$0.38	$619,776.58	0.00011020	$68.30

Equity	Common stock, par value $0.0001 per share	Other (2)	7,000,000 (5)	$0.38	$2,660,000.00	0.00011020	$293.13

Total Offering Amounts					$5,139,106.32		$566.33
Total Fee Offsets							—
Net Fee Due							$566.33

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of AEye, Inc. (the “Registrant”) that may become issuable under the terms of the AEye, Inc. 2021 Equity Incentive Plan (the “2021 EIP”), the AEye, Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP”) or the AEye, Inc. 2023 CEO Inducement Grant Plan (the “2023 Inducement Plan”), as applicable, by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market LLC on March 20, 2023, which date is within five business days prior to the filing of this registration statement.

(3)	Represents additional shares of the Common Stock reserved for issuance under the 2021 EIP resulting from the increase determined by the Board pursuant to 2021 EIP Evergreen Provision. The increase was effective as of January 1, 2023.

(4)	Represents additional shares of the Common Stock reserved for issuance under the 2022 ESPP resulting from the increase approved by the administrator pursuant to 2022 ESPP Evergreen Provision. The increase was effective as of January 1, 2023.

(5)	Represents shares of Common Stock of the Registrant issuable upon the exercise of 5,000,000 service-based restricted stock units and 2,000,000 performance-based restricted stock units granted to an employee of the Registrant under the 2023 Inducement Plan as an inducement material to entry into employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).